Exhibit (c)-(3)

Project Crystal DISCUSSION MA TERIALS FOR THE SPECIAL COMMITTEE SEPTEMBER 30, 2020 PRELIMINARY AND CONFIDENTIAL | SUBJEC T TO FURTHER REVIEW AND REVISION

Table of Contents Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4. 2 Preliminary and Confidential | Subject to Further Review and Revision

Page 3 12 19 43 1. 2. 3. 4. Executive Summary Financial Analyses Appendices Disclaimer

Executive Summary

Summary of Selected Changes from Prior Materials Dated July 10, 2020

- Since the Prior Materials dated July 10, 2020, the selected multiples, discount rates and terminal multiple remain unchanged.
- Changes in Implied Per ADS Value Reference Ranges between the Prior Materials dated 7/10/2020 and Current Materials dated 9/30/2020 are primarily due to an increase in net debt of ~¥66.5 million from 6/1/2020 to 8/31/2020 and foreign exchange rate fluctuations between 7/7/2020 and 9/30/2020.

	Prior Materials dated July 10, 2020 (Market Data as of July 7, 2020)	Current Materials dated September [30], 2020 (Market Data as of September [25], 2020)	Change [1]
Selected Companies Analysis			
Selected Revenue Multiples			
LTM	1.00x – 3.00x	1.00x – 3.00x	0.00x – 0.00x
CY 2020E	1.00x – 3.00x	1.00x – 3.00x	0.00x – 0.00x
CY 2020E [2]	1.00x – 3.00x	1.00x – 3.00x	0.00x – 0.00x
CY 2021E	1.00x – 3.00x	1.00x – 3.00x	0.00x – 0.00x
CY 2022E	0.50x – 2.50x	0.50x – 2.50x	0.00x – 0.00x
Discounted Cash Flow Analysis			
Selected Discount Rate	16.0% – 20.0%	16.0% – 20.0%	0.00% – 0.00%
Selected Terminal Multiple	1.00x – 3.00x	1.00x – 3.00x	0.00% – 0.00%
Implied Per ADS Value Reference Ranges			
Selected Companies Analysis			
Capitalized Periods			
LTM	$0.00 – $1.79	$0.00 – $1.49	$0.00 – ($0.30)
CY 2020E	$0.00 – $1.08	$0.00 – $0.84	$0.00 – ($0.24)
CY 2020E [2]	$0.00 – $0.28	$0.00 – $0.02	$0.00 – ($0.26)
CY 2021E	$0.00 – $0.47	$0.00 – $0.21	$0.00 – ($0.26)
CY 2022E	$0.00 – $0.37	$0.00 – $0.12	$0.00 – ($0.25)
Discounted Cash Flow Analysis			
	$0.00 – $0.00	$0.00 – $0.00	$0.00 – $0.00

Sources: Company management.

1. *Computed as Current Discussion Materials (9/30/2020) less Prior Discussion Materials (7/10/2020).*
2. *In 2H 2019 following receipt of the 2019 Proposal, the Company entered into certain contracts for its IIoT and legal and audit segments predicated on the Company being taken private by Chinese domiciled buyers. The contracts entered into are voidable if the Company is not taken private, as Gridsum and these customers would be in violation of the recently implemented Chinese regulations on foreign-owned businesses providing software solutions to domestic Chinese companies. In the financial projections provided by Company management, which assume the Company remains publicly listed, revenue from these contracts are assumed to continue in CY 2020E but are lost entirely in CY 2021E and thereafter due to stipulations in the contracts and recent regulation. Company management indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020E if these contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, a 50% reduction was applied Legal & Audit and IIoT revenue in CY 2020E for total adjusted CY 2020E revenue of ¥201.6 million ($29.5 million).*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 4

Executive Summary

Summary of Selected Changes from Prior Materials Dated July 10, 2020 (cont.)

- Company management provided updated financial information since the Prior Materials dated July 10, 2020, which included:
  - Updated balance sheet information as of 8/31/2020 compared to as of 6/1/2020 in the Prior Materials.
  - Updated LTM income statement information as of 6/30/2020 compared to as of 3/31/2020 in the Prior Materials.

	Prior Materials dated July 10, 2020 (Balance Sheet as of 6/1/2020) (Income Statement as of 3/31/2020)	Current Materials dated September [30], 2020 (Balance Sheet as of 8/31/2020) (Income Statement as of 6/30/2020)	Change [1]
Balance Sheet			
Cash, Cash Equivalents & Restricted Cash	¥14.9	¥7.6	(¥7.3)
Investment in Associates	¥5.0	¥5.0	¥0.0
Debt & Accrued Interest	¥544.5	¥603.7	¥59.2
Non-Controlling Interests	¥9.4	¥9.4	¥0.0
Income Statement			
LTM Revenue	¥333.2	¥327.5	(¥5.7)
LTM EBITDA	(¥418.9)	(¥366.0)	¥52.9

Sources: Company management.
1. *Computed as Current Discussion Materials (9/30/2020) less Prior Discussion Materials (7/10/2020).*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 5

Executive Summary

Summary of Selected Changes from Prior Materials Dated July 10, 2020 (cont.)

- Additionally, since the Prior Materials dated July 10, 2020, the following market changes have occurred:

(dollars in millions, except per share/ADS values)	Prior Materials dated 7/10/2020					Current Materials dated 9/30/2020									
	Market Data as of 7/7/2020					Market Data as of 9/25/2020					Change [1]				
	Share/ADS	Enterprise Value [2] to Revenue				Share/ADS	Enterprise Value [2] to Revenue				Share/ADS	Enterprise Value [2] to Revenue			
Data Analytics	Price	LTM	CY 2020E	CY 2021E	CY 2022E	Price	LTM	CY 2020E	CY 2021E	CY 2022E	Price	LTM	CY 2020E	CY 2021E	CY 2022E
Cloudera, Inc.	$11.85	4.41x	4.31x	3.95x	3.68x	$10.79	3.89x	3.85x	3.53x	3.22x	($1.06)	(0.51x)	(0.46x)	(0.43x)	(0.46x)
Domo, Inc.	$36.55	6.79x	6.30x	5.69x	4.86x	$37.57	6.66x	6.30x	5.58x	4.91x	$1.02	(0.13x)	(0.00x)	(0.11x)	0.05x
MicroStrategy Incorporated	$118.09	1.27x	1.29x	NA	NA	$146.13	1.92x	1.97x	NA	NA	$28.04	0.65x	0.67x	NA	NA
Teradata Corporation	$19.52	1.30x	1.36x	1.33x	1.25x	$23.00	1.49x	1.51x	1.47x	1.47x	$3.48	0.18x	0.15x	0.14x	0.22x
TRS Information Technology Co., Ltd.	$1.86	10.23x	7.71x	6.29x	5.36x	$1.54	8.00x	6.07x	4.99x	4.15x	($0.32)	(2.24x)	(1.65x)	(1.29x)	(1.21x)
Veritone, Inc.	$12.38	5.84x	5.72x	4.91x	3.39x	$8.41	3.75x	3.47x	3.00x	NA	($3.97)	(2.09x)	(2.25x)	(1.92x)	NA
Low		1.27x	1.29x	1.33x	1.25x		1.49x	1.51x	1.47x	1.47x		(2.24x)	(2.25x)	(1.92x)	(1.21x)
High		10.23x	7.71x	6.29x	5.36x		8.00x	6.30x	5.58x	4.91x		0.65x	0.67x	0.14x	0.22x
Median		5.12x	5.02x	4.91x	3.68x		3.82x	3.66x	3.53x	3.69x		(0.32x)	(0.23x)	(0.43x)	(0.21x)
Mean		4.97x	4.45x	4.43x	3.71x		4.29x	3.86x	3.71x	3.44x		(0.69x)	(0.59x)	(0.72x)	(0.35x)
Gridsum	$0.78	2.03x	NA	NA	NA	$1.13	2.25x	NA	NA	NA	$0.35	0.22x	NA	NA	NA

	Prior Materials dated 7/10/2020					Current Materials dated 9/30/2020									
	Market Data as of 7/7/2020					Market Data as of 9/25/2020					Change [1]				
U.S. and China-Listed	Share/ADS	Enterprise Value [2] to Revenue				Share/ADS	Enterprise Value [2] to Revenue				Share/ADS	Enterprise Value [2] to Revenue			
Low Growth Software	Price	LTM	CY 2020E	CY 2021E	CY 2022E	Price	LTM	CY 2020E	CY 2021E	CY 2022E	Price	LTM	CY 2020E	CY 2021E	CY 2022E
Asure Software, Inc.	$6.49	1.49x	1.69x	1.60x	NA	$6.98	1.68x	1.83x	1.72x	NA	$0.49	0.19x	0.14x	0.12x	NA
Benefitfocus, Inc.	$10.95	1.56x	1.77x	1.60x	1.37x	$11.46	2.00x	2.16x	1.98x	1.76x	$0.51	0.43x	0.39x	0.38x	0.40x
Digiwin Software Co.,Ltd.	$2.41	2.80x	NA	NA	NA	$3.98	4.72x	4.10x	3.40x	2.75x	$1.57	1.92x	NA	NA	NA
eGain Corporation	$11.04	4.51x	4.26x	3.80x	NA	$13.06	5.24x	5.00x	4.47x	NA	$2.02	0.73x	0.74x	0.67x	NA
MobileIron, Inc.	$5.24	3.01x	3.13x	2.90x	NA	$6.64	3.69x	3.80x	3.62x	NA	$1.40	0.67x	0.67x	0.72x	NA
Net Element, Inc.	$10.50	0.85x	1.02x	0.82x	NA	$6.80	0.85x	0.89x	0.79x	NA	($3.71)	0.01x	(0.13x)	(0.03x)	NA
NetSol Technologies, Inc.	$2.64	0.51x	0.53x	0.49x	NA	$2.68	0.52x	0.54x	0.50x	NA	$0.04	0.01x	0.01x	0.01x	NA
Pareteum Corporation	$0.57	0.97x	NA	NA	NA	$0.64	1.07x	NA	NA	NA	$0.07	0.10x	NA	NA	NA
QAD Inc.	$40.07	2.41x	3.24x	2.59x	2.86x	$41.24	2.52x	2.83x	2.68x	2.97x	$1.17	0.11x	(0.41x)	0.09x	0.11x
Qiming Information Technology Co.,Ltd	$1.46	2.50x	NA	NA	NA	$1.69	2.44x	NA	NA	NA	$0.23	(0.06x)	NA	NA	NA
Synacor, Inc.	$1.11	0.35x	0.45x	0.40x	0.38x	$1.50	0.45x	0.53x	0.50x	0.45x	$0.39	0.10x	0.08x	0.09x	0.07x
Synchronoss Technologies, Inc.	$3.22	1.22x	1.18x	1.11x	NA	$3.06	1.40x	1.40x	1.33x	NA	($0.16)	0.18x	0.21x	0.22x	NA
Low		0.35x	0.45x	0.40x	0.38x		0.45x	0.53x	0.50x	0.45x		(0.06x)	(0.41x)	(0.03x)	0.07x
High		4.51x	4.26x	3.80x	2.86x		5.24x	5.00x	4.47x	2.97x		1.92x	0.74x	0.72x	0.40x
Median		1.53x	1.69x	1.60x	1.37x		1.84x	2.00x	1.85x	2.26x		0.14x	0.14x	0.12x	0.11x
Mean		1.85x	1.92x	1.70x	1.54x		2.22x	2.31x	2.10x	1.98x		0.37x	0.19x	0.25x	0.19x
Gridsum	$0.78	2.03x	NA	NA	NA	$1.13	2.25x	NA	NA	NA	$0.35	0.22x	NA	NA	NA

Sources: Public filings, Capital IQ, Bloomberg.
Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Computed as Current Materials dated 9/30/2020 less Prior Materials dated 7/10/2020.
2. Enterprise value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalent.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 6

Executive Summary Situation Overview  Gridsum Holding Inc. (NASDAQ:GSUM) (“Gridsum” or the “Company”) is a publicly traded holding company incorporated in the Cayman Islands with a market capitalization of approximately $39.81 million that provides data analysis software for enterprises and government agencies in China.  On July 16, 2019, the Company received a preliminary non-binding proposal letter from Guosheng Qi, Chairman of the Board and the Chief Executive Officer of the Company (the “Chairman”), Guofa Yu, a director and the Chief Operating Officer of the Company (the “COO”), their respective affiliated entities, and Beta Dynamic Limited, an affiliate of Hammer Capital Private Investments Limited, proposing to acquire all of the outstanding shares of the Company that are not already owned by the proposed buyers in a going-private transaction for $3.80 in cash per American Depository Share (“ADS”, each representing one Class B ordinary share) (the “2019 Proposal”).  On May 1, 2020, the Company received a revised preliminary non-binding proposal from an enlarged group of buyers consisting of the Chairman, the COO, their respective affiliated entities, Beta Dynamic Limited, Shenzhen Qianhai Banyan Capital Investment & Management Co., Ltd and Hangzhou Yutao Capital Co., Ltd (collectively, the “Buyer Consortium”), proposing to acquire all outstanding ADS of the Company not already owned by the Buyer Consortium in a going-private transaction for $2.00 in cash per ADS (the “Transaction”). Trade in Service Innovation Investment Fund was added to the Buyer Consortium on May 15, 2020.  The Buyer Consortium, as currently proposed, owns 35.5% of the outstanding common shares and 70.4% of the voting power. Source: Company management, public filings, Capital IQ. 1. As of 9/25/2020. Preliminary and Confidential | Subject to Further Review and Revision 7

Executive Summary

Transaction Overview

Summary of Transaction Value

(dollars, RMB and ADS in millions, except per ADS values)

Selected Transaction Information	
Per ADS Transaction Consideration	**$2.00**
ADS Equivalents Outstanding	34.7
Dilutive ADS Equivalents [1]	3.1
Fully Diluted ADS Equivalents Outstanding	**37.8**
Implied Transaction Equity Value (USD)	**$75.5**
USD to RMB Exchange Rate as of 9/25/2020	6.8
Implied Transaction Equity Value (RMB)	**¥515.4**
Cash, Cash Equivalents and Restricted Cash as of 8/31/2020	(7.6)
Investment in Associates as of 8/31/2020	(5.0)
Total Debt & Accrued Interest as of 8/31/2020 [2]	603.7
Non-Controling Interests as of 8/31/2020	9.4
Implied Transaction Enterprise Value (RMB)	**¥1,115.9**

Implied Transaction Multiples

Revenue, Net	**Corresponding Base Amount**	**Implied Multiples**
LTM 6/30/2020	¥327.5	3.41x
CY 2020E	¥271.4	4.11x
CY 2020E Adjusted [3]	¥201.6	5.54x
CY 2021E	¥218.0	5.12x
CY 2022E	¥251.8	4.43x

Implied Premiums to Historical Unaffected ADS Trading Prices

(dollars per ADS in actuals)

Unaffected Trading Period As of 4/30/20	Average Closing / Closing ADS Price [4]	Implied Premium of Per ADS Transaction Consideration over Average Closing / Closing ADS Price
1-Day Closing	$0.63	217.5%
5-Day Average Closing	$0.61	227.4%
10-Day Average Closing	$0.54	271.8%
1-Month Average Closing	$0.51	290.0%
3-Month Average Closing	$0.76	161.9%
6-Month Average Closing	$1.25	59.6%
1-Year Average Closing	$1.93	3.9%
52-Week High Closing - 5/7/2019	$3.75	(46.7%)
52-Week Low Closing - 3/18/2020	$0.35	471.4%

Source: Public filings, Capital IQ, Company management.

1. *Represents the net dilutive impact of an ADS equivalent of 1.4 million outstanding Company stock options outstanding based on the treasury method and an ADS equivalent of 2.2 million restricted stock units outstanding, per Company management. Does not consider ~4.3 million outstanding warrants, including 0.7 million Class B ordinary shares underlying the warrants that are not issuable due to a "beneficial ownership limitation" included in the warrants, and potential dilution from the convertible notes as both securities are out-of-the-money at exercise prices of $4.0261/share and $6.50/share, respectively.*
2. *Represents per Company management as of 8/31/2020, (i) ¥288.8 million ($42.3 million) short-term bank loan, long-term borrowing, corporate bond and accrued interest and (ii) ¥314.9 million ($46.2 million) convertible note including accrued interest and extension fees.*
3. *In 2H 2019 following receipt of the 2019 Proposal, the Company entered into certain contracts for its IIoT and legal and audit segments predicated on the Company being taken private by Chinese domiciled buyers. The contracts entered into are voidable if the Company is not taken private, as Gridsum and these customers would be in violation of the recently implemented Chinese regulations on foreign-owned businesses providing software solutions to domestic Chinese companies. In the financial projections provided by Company management, which assume the Company remains publicly listed, revenue from these contracts are assumed to continue in CY 2020E but are lost entirely in CY 2021E and thereafter due to stipulations in the contracts and recent regulation. Company management indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020E if these contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, a 50% reduction was applied to Legal & Audit and IIoT revenue in CY 2020E for total adjusted CY 2020E revenue of ¥201.6 million ($29.5 million).*
4. *Per Capital IQ.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 8

Executive Summary Selected Historical Annual Financial Information (RMB in millions) Annual Revenue Annual Net Loss 2013 2014 2015 2016 2017 2018 2019 ¥470 (¥30) (¥37) ¥431 (¥62) (¥521) (¥537) 2013 2014 2015 2016 2017 2018 2019 Cash, Cash Equivalents & Restricted Cash Total Debt1 ¥524 ¥434 ¥65 2013 2014 2015 2016 2017 2018 2019 2013 2014 2015 2016 2017 2018 2019 Source: Public filings. 1. Debt balances do not include accrued interest. Preliminary and Confidential | Subject to Further Review and Revision 9 ¥248 ¥94 ¥0¥4¥0 ¥199 ¥412 ¥94 ¥78¥62 ¥27 ¥364 ¥327 ¥232 ¥125 ¥63 (¥99) (¥199)

Executive Summary

Selected Historical Quarterly Financial Information

(RMB in millions)

Quarterly Revenue

In addition to the seasonality of Q4 historically being the most profitable calendar quarter, Q4 2019 benefitted from new IIoT and Legal and Audit contracts that were entered into following the 2019 Proposal. The contracts are voidable if the Company is not taken private due to recent legislation in China preventing certain companies from purchasing software solutions from foreign-owned businesses. Company management expects these contracts to be cancelled by its customers by 2021 if the Company is not taken private.



¥76
¥103
¥130
¥160
¥132
¥112
¥80
¥106
¥59
¥70
¥60
¥138
¥65
¥64
Q1'17 Q2'17 Q3'17 Q4'17 Q1'18 Q2'18 Q3'18 Q4'18 Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20

Quarterly Current Ratio



2.4x
1.9x
2.0x
1.5x
NA
2.0x
NA
0.9x
0.8x
0.8x
0.7x
0.5x
0.4x
0.3x
Q1'17 Q2'17 Q3'17 Q4'17 Q1'18 Q2'18 Q3'18 Q4'18 Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20

Quarterly Net Losses



Q1'17 Q2'17 Q3'17 Q4'17 Q1'18 Q2'18 Q3'18 Q4'18 Q1'19 Q2'19 Q3'19 Q4'19 Q1'20 Q2'20
(¥57)
(¥32)
(¥34)
(¥75)
(¥63)
(¥132)
(¥194)
(¥133)
(¥161)
(¥124)
(¥127)
(¥126)
(¥90)
(¥89)

Quarterly Net Debt



(¥278)
(¥295)
(¥251)
(¥318)
NA
¥148
NA
¥154
¥219
¥347
¥390
¥408
¥408
¥429
¥560

	Q1'17	Q2'17	Q3'17	Q4'17	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	8/31/20
Debt[1]	¥164	¥193	¥256	¥94	NA	¥359	NA	¥248	¥259	¥414	¥432	¥434	¥436	¥440	¥567
Cash[2]	¥442	¥488	¥508	¥412	NA	¥210	NA	¥94	¥40	¥67	¥43	¥27	¥28	¥10	¥8

Source: Public filings, Company management.
Note: The Company did not disclose statements of cash flow or balance sheets in certain of its quarterly filings.
1. *Debt balances do not include accrued interest.*
2. *Represents cash, cash equivalents and restricted cash.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 10

Executive Summary Selected Financial Considerations annual report.” sales origination and renewal cycle, increased timeframes to accomplish key tasks and incremental challenges in collecting accounts receivable in a timely note to 24% per year effective from 1/1/2020. 4% and a term of 24 months. Source: Public filings, Capital IQ, Company management. 1. RMB/USD conversions utilizing exchange rate as of 9/25/2020 per Capital IQ. Preliminary and Confidential | Subject to Further Review and Revision 11 The selected considerations detailed below summarize the Company’s current financial condition. The Company has incurred operating losses, has raised expensive short-term financing and expects to continue to operate at a loss for the next three years before it becomes cash flow positive. The Company’s auditor has raised concern as to the Company’s ability to continue as a going concern. Selected Commentary in 2019 20-F (filed on 6/2/20)  “Our independent registered public accounting firm has issued an opinion on our consolidated financial statements, which states that the consolidated financial statements have been prepared assuming we will continue as a going concern. The opinion also states that we have suffered substantial losses from operations in previous years, have a working capital deficiency, and that substantial doubt exists about our ability to continue as a going concern.”  “Based on cash flow projections from operating and financing activities and existing balance of cash and cash equivalents, our management believes that there is substantial doubt as to whether existing cash and cash equivalents will be sufficient to fund our operations within one year from the date of this  “Following the outbreak of COVID-19, we have seen particular and immediate impacts in our operations, including a significant slowdown in the customer manner.”  “In 2019, due to the uncertainty of collecting a significant amount of accounts receivable that became overdue, we had to make full allowance of such overdue receivable even though we may still be able to collect a portion of such receivable in the future. This has significantly increased our allowance for doubtful accounts to ¥146.5 million (US$21.5 million1), or 43.4% of total accounts receivable before allowance for doubtful accounts, as of December 31, 2019.” FutureX Convertible Note  In May 2018, the Company issued $40 million of convertible notes to FutureX Capital Limited (“FutureX”) that became due on November 5, 2019 (conversion price of $6.50/ADS).  The Company failed to pay the principal amount and accrued interest of ~$42.0 million (¥286.5 million1) on November 2019.  On March 3, 2020 the Company entered into an agreement with FutureX to extend the maturity date to May 31, 2020 and increase the interest rate of the  On May 31, 2020, the Company became overdue on ~$48 million (~¥329 million1) related to the convertible note.  Holders of the FutureX convertible note have the right to require the Company to repurchase for cash the entire note at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest upon the occurrence of certain fundamental changes of the Company, including an acquisition. However, we understand that the Company continues to work with FutureX on a resolution but we do not expect both parties to come to an agreement until after a take-private transaction takes place. Other Recent Debt Financing Transactions  In 2018 and 2019, the Company entered into several short-term guaranteed loan agreements. Each of the loan agreements provides for a RMB revolving credit facility with a maturity term within three months or twelve months guaranteed by Mr. Qi or Gridsum PRC Holding.  In May 2019, a consolidated affiliate of the Company borrowed ¥120 million ($18 million1) from an affiliate of Hammer Capital at an annual interest rate of  The loan is guaranteed by certain consolidated affiliates and is secured by a pledge of intellectual properties.  In July 2019, the Company issued a ¥20 million ($3 million1) corporate bond bearing interest at 6.5% per annum and having a term of 36 months. The bond is counter-guaranteed by Guosheng Qi, Guofa Yu and Michael Yang Xu.  In July and August 2020, the Company borrowed an additional ~¥29 million (~$4 million1) from members of the Buyer Consortium and banks.

Page 3 12 19 43 1. 2. 3. 4. Executive Summary Financial Analyses Appendices Disclaimer

Financial Analyses Summary Implied Per ADS Value Reference Ranges (dollars per ADS in actuals) Per ADS Transaction Consideration: $2.00 Revenues, Net1 $0.00 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $1.75 $2.00 $2.25 Source: Company management, public filings, Bloomberg, Capital IQ. Note: No particular weight was attributed to any single analysis. Note: Based on (i) 34.7 million ADS equivalents outstanding, (ii) the net dilutive impact of an ADS equivalent of 1.4 million outstanding Company stock options outstanding based on the treasury method and (iii) an ADS equivalent of 2.2 million restricted stock units outstanding, per Company management. Does not consider ~4.3 million outstanding warrants, including 0.7 million Class B ordinary shares underlying the warrants that are not issuable due to a “beneficial ownership limitation” included in the warrants, and potential dilution from the convertible notes as both securities are out-of-the-money at exercise prices of $4.0261/share and $6.50/share, respectively. 1. In 2H 2019 following receipt of the 2019 Proposal, the Company entered into certain contracts for its IIoT and legal and audit segments predicated on the Company being taken private by Chinese domiciled buyers. The contracts entered into are voidable if the Company is not taken private, as Gridsum and these customers would be in violation of the recently implemented Chinese regulations on foreign-owned businesses providing software solutions to domestic Chinese companies. In the financial projections provided by Company management, which assume the Company remains publicly listed, revenue from these contracts are assumed to continue in CY 2020E but are lost entirely in CY 2021E and thereafter due to stipulations in the contracts and recent regulation. Company management indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020E if these contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, a 50% reduction was applied to Legal & Audit and IIoT revenue in CY 2020E for total adjusted CY 2020E revenue of ¥201.6 million ($29.5 million). Preliminary and Confidential | Subject to Further Review and Revision 13 Discounted Cash Flow Analysis Selected Companies Analysis LTM (6/30/2020) Total Revenues, Net 1.00x – 3.00x $0.00 $1.49 CY 2020E Total Revenues, Net 1.00x – 3.00x $0.00 $0.84 $0.02 CY 2020E Adjusted Total 1.00x – 3.00x CY 2021E Total Revenues, Net 1.00x – 3.00x $0.00 $0.21 CY 2022E Total Revenues, Net 0.50x – 2.50x $0.12 $0.00 Discount Rate: 16.0% – 20.0% Terminal Multiple: 1.00x – 3.00x

Financial Analyses Summary (cont.)

Implied Per ADS Value Reference Ranges

(RMB, dollars and ADS in millions, except per ADS values)	Selected Companies Analysis LTM 6/30/2020 Revenues, Net	Selected Companies Analysis CY 2020E Revenues, Net	Selected Companies Analysis CY 2020E Adjusted Revenues, Net [1]	Selected Companies Analysis CY 2021E Revenues, Net	Selected Companies Analysis CY 2022E Revenues, Net	Discounted Cash Flow Analysis Terminal Multiple 1.00x - 3.00x Discount Rate 16.0% - 20.0%
Corresponding Base Amount	¥327.5	¥271.4	¥201.6	¥218.0	¥251.8	
Selected Multiples Range	1.00x – 3.00x	1.00x – 3.00x	1.00x – 3.00x	1.00x – 3.00x	0.50x – 2.50x	
Implied Enterprise Value Reference Range	¥327.5 – ¥982.6	¥271.4 – ¥814.1	¥201.6 – ¥604.8	¥218.0 – ¥654.0	¥125.9 – ¥629.5	(¥182.3) – ¥199.5
Cash, Cash Equivalents & Restricted Cash as of 8/31/2020 [2]	7.6 – 7.6	7.6 – 7.6	7.6 – 7.6	7.6 – 7.6	7.6 – 7.6	7.6 – 7.6
Investment in Associates as of 8/31/2020 [2]	5.0 – 5.0	5.0 – 5.0	5.0 – 5.0	5.0 – 5.0	5.0 – 5.0	5.0 – 5.0
Implied Total Enterprise Value Reference Range	¥340.1 – ¥995.1	¥283.9 – ¥826.7	¥214.2 – ¥617.4	¥230.6 – ¥666.6	¥138.4 – ¥642.0	(¥169.8) – ¥212.1
Total Debt & Accrued Interest as of 8/31/2020 [3]	(603.7) – (603.7)	(603.7) – (603.7)	(603.7) – (603.7)	(603.7) – (603.7)	(603.7) – (603.7)	(603.7) – (603.7)
Non-Controlling Interests as of 8/31/2020	(9.4) – (9.4)	(9.4) – (9.4)	(9.4) – (9.4)	(9.4) – (9.4)	(9.4) – (9.4)	(9.4) – (9.4)
Implied Total Equity Value Reference Range (RMB)	¥0.0 – ¥382.1	¥0.0 – ¥213.6	¥0.0 – ¥4.3	¥0.0 – ¥53.5	¥0.0 – ¥29.0	¥0.0 – ¥0.0
USD to RMB Exchange Rate on 9/25/2020	6.8 – 6.8	6.8 – 6.8	6.8 – 6.8	6.8 – 6.8	6.8 – 6.8	6.8 – 6.8
Implied Total Equity Value Reference Range (USD)	$0.0 – $56.0	$0.0 – $31.3	$0.0 – $0.6	$0.0 – $7.8	$0.0 – $4.2	$0.0 – $0.0
ADS Equivalents Outstanding [4]	36.9 – 37.7	36.9 – 37.4	36.9 – 36.9	36.9 – 36.9	36.9 – 36.9	36.9 – 36.9
Implied Per ADS Value Reference Range	**$0.00 – $1.49**	**$0.00 – $0.84**	**$0.00 – $0.02**	**$0.00 – $0.21**	**$0.00 – $0.12**	**$0.00 – $0.00**

Source: Company management, Capital IQ, Bloomberg and public filings.
Note: No particular weight was attributed to any single analysis.

1. *In 2H 2019 following receipt of the 2019 Proposal, the Company entered into certain contracts for its IIoT and legal and audit segments predicated on the Company being taken private by Chinese domiciled buyers. The contracts entered into are voidable if the Company is not taken private, as Gridsum and these customers would be in violation of the recently implemented Chinese regulations on foreign-owned businesses providing software solutions to domestic Chinese companies. In the financial projections provided by Company management, which assume the Company remains publicly listed, revenue from these contracts are assumed to continue in CY 2020E but are lost entirely in CY 2021E and thereafter due to stipulations in the contracts and recent regulation. Company management indicated that expected Legal & Audit and IIoT revenue would decrease by more than 50% in CY 2020E if these contracts did not exist in CY 2020 similar to the rest of the forecast. As such and for conservative purposes, a 50% reduction was applied to Legal & Audit and IIoT revenue in CY 2020E for total adjusted CY 2020E revenue of ¥201.6 million ($29.5 million).*
2. *Cash, Cash Equivalents & Restricted Cash and book value of Investment in Associates per Company management as of 8/31/2020.*
3. *Represents per Company management as of 8/31/2020, (i) ¥288.8 million ($42.3 million) short-term bank loan, long-term borrowing, corporate bond and accrued interest and (ii) ¥314.9 million ($46.2 million) convertible note including accrued interest and extension fees.*
4. *Based on (i) 34.7 million ADS equivalents outstanding, (ii) the net dilutive impact of an ADS equivalent of 1.4 million outstanding Company stock options outstanding based on the treasury method and (iii) an ADS equivalent of 2.2 million restricted stock units outstanding, per Company management. Does not consider ~4.3 million outstanding warrants, including 0.7 million Class B ordinary shares underlying the warrants that are not issuable due to a "beneficial ownership limitation" included in the warrants, and potential dilution from the convertible notes as both securities are out-of-the-money at exercise prices of $4.0261/share and $6.50/share, respectively.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 14

Selected Historical & Projected Financial Information

(RMB in millions)

	Fiscal Year Ended December 31,			LTM Ended	Fiscal Year Ending December 31,						CAGR	CAGR
	2017	2018	2019	6/30/2020	2020E	2021E	2022E	2023E	2024E	2025E	2019 to 2025E	2020E to 2025E
Enterprise Revenue [1]	¥377.0	¥387.6	¥258.9	¥222.6	¥115.9	¥128.0	¥153.8	¥183.4	¥218.9	¥261.4	0.2%	17.7%
e-Government and Other Revenue [2]	102.2	53.1	71.8	108.4	161.0	94.4	103.1	111.7	120.9	130.4	10.5%	-4.1%
Less: Business Tax and Surcharges [3]	(9.7)	(9.4)	(4.1)	(3.4)	(5.5)	(4.4)	(5.1)	(5.9)	(6.8)	(7.8)		
Revenues, Net	¥469.5	¥431.2	¥326.6	¥327.5	¥271.4	¥218.0	¥251.8	¥289.3	¥333.0	¥383.9	2.7%	7.2%
Growth %	*29.1%*	*-8.2%*	*-24.3%*		*-16.9%*	*-19.7%*	*15.5%*	*14.9%*	*15.1%*	*15.3%*		
Cost of Revenues	(94.6)	(100.9)	(77.4)	(84.1)	(52.6)	(40.0)	(46.2)	(53.1)	(61.2)	(70.5)		
Gross Profit	¥374.9	¥330.4	¥249.2	¥243.4	¥218.8	¥178.0	¥205.5	¥236.1	¥271.9	¥313.4	3.9%	7.5%
Margin %	*79.8%*	*76.6%*	*76.3%*	*74.3%*	*80.6%*	*81.6%*	*81.6%*	*81.6%*	*81.6%*	*81.6%*		
Sales and Marketing Expenses	(192.4)	(166.2)	(144.4)	(117.9)	(114.6)	(89.4)	(64.4)	(73.4)	(82.9)	(92.9)	-7.1%	-4.1%
Research and Development Expenses [4]	(257.9)	(533.6)	(320.4)	(232.0)	(307.3)	(159.8)	(95.9)	(91.1)	(104.7)	(120.5)	-15.0%	-17.1%
General and Administrative Expenses [5]	(143.7)	(182.3)	(319.7)	(293.8)	(213.7)	(85.5)	(72.7)	(61.8)	(52.5)	(44.6)	-28.0%	-26.9%
Depreciation and Amortization [6]	31.5	34.7	35.3	42.1	34.1	13.7	15.4	17.1	19.0	21.1		
EBITDA	(¥187.7)	(¥517.0)	(¥500.0)	(¥358.3)	(¥382.9)	(¥143.0)	(¥12.0)	¥26.9	¥50.7	¥76.5	NMF	NMF
Margin %	*-40.0%*	*-119.9%*	*-153.1%*	*-109.4%*	*-141.1%*	*-65.6%*	*-4.8%*	*9.3%*	*15.2%*	*19.9%*		
Growth %		*NMF*	*NMF*		*NMF*	*NMF*	*NMF*	*NMF*	*88.1%*	*51.1%*		
Depreciation and Amortization [6]	(31.5)	(34.7)	(35.3)	(42.1)	(34.1)	(13.7)	(15.4)	(17.1)	(19.0)	(21.1)		
EBIT	(¥219.2)	(¥551.7)	(¥535.3)	(¥400.4)	(¥416.9)	(¥156.7)	(¥27.4)	¥9.9	¥31.7	¥55.4	NMF	NMF
Margin %	*-46.7%*	*-127.9%*	*-163.9%*	*-122.2%*	*-153.6%*	*-71.9%*	*-10.9%*	*3.4%*	*9.5%*	*14.4%*		
Additional Financial Information												
Change in Net Working Capital		¥230.2	¥156.6		¥55.2	(¥8.4)	¥7.0	¥15.6	¥14.9	(¥4.4)		
Capital Expenditures	¥23.0	¥52.3	¥23.4		¥19.0	¥15.3	¥17.6	¥20.2	¥23.3	¥26.9		

Source: Company management and public filings.

Note: Company management has indicated that operating expenses are expected to decrease significantly in the projection period due to, among other reasons, the (i) Company's restructuring efforts, including reduced headcount, (ii) reduced need for R&D spend as much of these costs were front loaded in the past three years for the Company's newly developed products and (iii) increased focus on the Company's spending levels to focus on profitable and growing services.

1. *Enterprise Revenue decreased in 2019 and is expected to further decrease in 2020 primarily due to shift in strategy away from SEM segment due to cash constraints and market dynamics.*
2. *Increased e-Government and Other Revenue segment in 2020 is due to certain IIoT and Legal and Audit contacts entered into in late 2019 predicated on the Company being taken private and owned by Chinese nationals to comply with new regulations. The financial projections, which is based on the Company remaining a public company, assume these contracts would be voided by customers due to the Company's U.S. listing status.*
3. *Business Tax and Surcharges represents a 6% fee applied to revenue derived from provisions of certain modern services within the People's Republic of China.*
4. *Research and development expenses increased in 2018 due to substantial front-end load investment in development of the Industrial Internet of Things (IIoT) solutions business.*
5. *General and administrative expenses increased in 2019 due to an ¥121.3 million ($17.8 million) increase in allowance for doubtful accounts, related to COVID-19 adverse impact on customers businesses.*
6. *Company management indicated that historical and CY 2020E depreciation and amortization figures include decoration expense, which is related to the Company's move to a new office location. Thereafter, the Company does not expect to incur any decoration expenses and the figures provided solely consist of depreciation and amortization on fixed and intangible assets.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 15

Selected Companies Analysis
Data Analytics

(dollars in millions, except per share / ADS values)

Data Analytics	Country	Exchange	Share / ADS Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Revenue LTM	CY 2020E [4]	CY 2021E [4]	CY 2022E [4]
Cloudera, Inc.	United States	New York Stock Exchange	$10.79	$3,678.2	$3,246.7	3.89x	3.85x	3.52x	3.22x
Domo, Inc.	United States	Nasdaq	$37.57	1,250.3	1,270.0	6.66x	6.30x	5.58x	4.91x
MicroStrategy Incorporated	United States	Nasdaq	$146.13	1,445.5	914.6	1.92x	1.97x	NA	NA
Teradata Corporation	United States	New York Stock Exchange	$23.00	2,625.9	2,742.9	1.49x	1.51x	1.47x	1.47x
TRS Information Technology Co., Ltd.	China	Shenzhen Stock Exchange	$1.54	1,102.3	1,044.8	8.00x	6.07x	4.99x	4.15x
Veritone, Inc.	United States	Nasdaq	$8.41	239.2	189.1	3.75x	3.47x	3.00x	NA
Low						1.49x	1.51x	1.47x	1.47x
High						8.00x	6.30x	5.58x	4.91x
Median						3.82x	3.66x	3.52x	3.68x
Mean						4.28x	3.86x	3.71x	3.44x
Gridsum (Current as of 9/25/2020)	China	Nasdaq	$1.13	$39.8	$107.7	2.25x	NA	NA	NA
Gridsum (Unaffected as of 4/30/2020)	China	Nasdaq	$0.63	$22.4	$78.2	1.88x	NA	NA	NA

Source: Bloomberg, Public filings and Capital IQ.
Note: No company used in this analysis for comparative purposes is identical to the Company.
1. *Enterprise value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 9/25/2020.*
3. *Based on diluted shares.*
4. *Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year end of December 31st.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 16

Selected Companies Analysis

U.S. & China-Listed Low Growth Software

The U.S & China-Listed Low Growth Software companies represent software companies listed in the U.S. and China that are financially similar to the Company in terms of size, historical and projected revenue growth and EBITDA margins.

(dollars in millions, except per share / ADS values)

U.S. and China-Listed Low Growth Software	Country	Exchange	Share Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Revenue LTM	CY 2020E [4]	CY 2021E [4]	CY 2022E [4]
Asure Software, Inc.	United States	Nasdaq	$6.98	$111.1	$115.4	1.68x	1.83x	1.72x	NA
Benefitfocus, Inc.	United States	Nasdaq	$11.46	392.6	573.7	2.00x	2.16x	1.98x	1.76x
Digiwin Software Co.,Ltd.	United States	Shenzhen Stock Exchange	$3.98	1,046.1	975.9	4.72x	4.10x	3.40x	2.75x
eGain Corporation	United States	Nasdaq	$13.06	427.8	381.2	5.24x	5.00x	4.47x	NA
MobileIron, Inc.	China	Nasdaq	$6.64	880.2	792.5	3.69x	3.80x	3.62x	NA
Net Element, Inc.	United States	Nasdaq	$6.80	44.8	53.6	0.85x	0.89x	0.79x	NA
NetSol Technologies, Inc.	United States	Nasdaq	$2.68	31.6	31.3	0.52x	0.54x	0.50x	NA
Pareteum Corporation	United States	Nasdaq	$0.64	89.0	108.4	1.07x	NA	NA	NA
QAD Inc.	United States	Nasdaq	$41.24	894.9	767.4	2.52x	2.83x	2.68x	2.97x
Qiming Information Technology Co.,Ltd	United States	Shenzhen Stock Exchange	$1.69	690.4	578.4	2.44x	NA	NA	NA
Synacor, Inc.	United States	Nasdaq	$1.50	47.9	43.7	0.45x	0.53x	0.50x	0.45x
Synchronoss Technologies, Inc.	United States	Nasdaq	$3.06	216.4	414.6	1.40x	1.40x	1.33x	NA
Low						0.45x	0.53x	0.50x	0.45x
High						5.24x	5.00x	4.47x	2.97x
Median						1.84x	2.00x	1.85x	2.26x
Mean						2.22x	2.31x	2.10x	1.98x
Gridsum (Current as of 9/25/2020)	China	Nasdaq	$1.13	$39.8	$107.6	2.25x	NA	NA	NA
Gridsum (Unaffected as of 4/30/2020)	China	Nasdaq	$0.63	$22.4	$78.2	1.88x	NA	NA	NA

Source: Bloomberg, Public filings and Capital IQ.
Note: No company used for comparative purposes is identical to the Company.
1. Enterprise value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Based on closing prices as of 9/25/2020.
3. Based on diluted shares.
4. Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year end of December 31st.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 17

Discounted Cash Flow Analysis (RMB in millions) Projected Fiscal Year Ending December 31, Revenues, Net Growth % ¥94.1 -16.9% ¥218.0 -19.7% ¥251.8 15.5% ¥289.3 14.9% ¥333.0 15.1% ¥383.9 15.3% Discount Rate 1.00x -11.18% -10.50% -9.83% -9.15% -8.48% 2.00x 0.61% 1.42% 2.23% 3.04% 3.84% 3.00x 5.26% 6.13% 6.99% 7.86% 8.72% 16.00% 17.00% 18.00% 19.00% 20.00% Cost of Revenues Sales and Marketing Expenses Research and Development Expenses General and Administrative Expenses EBIT Taxes [2] Unlevered Earnings Depreciation and Amortization Capital Expenditures Change in Net Working Capital Unlevered Free Cash Flows (5.3) (43.9) (141.3) (81.4) (40.0) (89.4) (159.8) (85.5) (46.2) (64.4) (95.9) (72.7) (53.1) (73.4) (91.1) (61.8) (61.2) (82.9) (104.7) (52.5) (70.5) (92.9) (120.5) (44.6) (¥177.8) 0.0 (¥156.7) 0.0 (¥27.4) 0.0 ¥9.9 0.0 ¥31.7 0.0 ¥55.4 0.0 (¥177.8) 6.0 (6.3) (49.0) (¥156.7) 13.7 (15.3) (8.4) (¥27.4) 15.4 (17.6) 7.0 ¥9.9 17.1 (20.2) 15.6 ¥31.7 19.0 (23.3) 14.9 ¥55.4 21.1 (26.9) (4.4) Discount Rate 1.00x 5.0x 5.0x 5.0x 5.0x 5.0x 2.00x 10.0x 10.0x 10.0x 10.0x 10.0x 3.00x 15.0x 15.0x 15.0x 15.0x 15.0x 16.00% 17.00% 18.00% 19.00% 20.00% (¥227.1) (¥166.7) (¥22.7) ¥22.3 ¥42.2 ¥45.3 Discount Rate 1.00x ¥175.7 ¥168.0 ¥160.6 ¥153.6 ¥147.0 2.00x ¥351.4 ¥335.9 ¥321.2 ¥307.2 ¥294.0 3.00x ¥527.2 ¥503.9 ¥481.8 ¥460.8 ¥441.0 1.00x (¥151.9) (¥160.2) (¥168.0) (¥175.4) (¥182.3) 2.00x ¥23.8 ¥7.8 (¥7.4) (¥21.8) (¥35.4) 3.00x ¥199.5 ¥175.7 ¥153.2 ¥131.9 ¥111.6 16.00% 17.00% 18.00% 19.00% 20.00% (¥327.6) (¥328.1) (¥328.6) (¥329.0) (¥329.3) + = Source: Company management. Note: Present values as of 9/25/2020; mid-year convention applied. 1. Represents a 4.0-month stub period. 2. Per Company management, the Company is not expected to be a cash taxpayer in any year from 2020-2025 due to current and expected future generated net operating loss carryforwards. 3. Implied from corresponding discount rate and 2025E Revenues, Net multiple. Preliminary and Confidential | Subject to Further Review and Revision 18 Implied Enterprise Value PV of Terminal Value as a Multiple of 2025 Revenues, Net Present Value of Cash Flows (2020 - 2025) Implied 2025E EBITDA Terminal Multiple [3] Implied Perpetual Growth Rate [3] 2020E [1] 2021E 2022E 2023E 2024E 2025E

Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4.

Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4.

Selected Benchmarking Market Capitalization1 Information Market Capitalization1 – Data Analytics (dollars in millions) 2 Mean $3,681 Median 2 $1,724 $1,348 $1,250 $1,102 $40 Cloudera Teradata MicroStrategy Domo TRS Information Technology Veritone Gridsum Market Capitalization1 – U.S. & China-Listed Low Growth Software (dollars in millions) Mean 2 Median $1,046 2 $895 $880 $690 $428 $393 $406 $304 $216 $111 $89 $48 $45 $40 $32 Digiwin Software QAD MobileIronQimingBenefitfocus eGain Synchronoss Asure Pareteum Synacor Net Element Gridsum NetSol Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Per Capital IQ as of 9/25/2020. 2. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 21 $2,626 $1,446 $239

Selected Benchmarking LTM Revenue Information LTM Revenue – Data Analytics (dollars in millions) 1 Mean $1,844 Median1 $588 $333 $50 $48 Teradata Cloudera MicroStrategy Domo TRS Information Technology Veritone Gridsum LTM Revenue – U.S. & China-Listed Low Growth Software (dollars in millions) Mean 1 Median1 $305 $296 $287 $237 $215 $207 $168 $154 $101 $97 $73 $72 $63 $60 $48 QAD Synchronoss BenefitfocusQiming MobileIron Digiwin Software Pareteum Synacor eGain Asure Net Element NetSol Gridsum Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 22 $835 $475 $191$131

Selected Benchmarking Information

MRQ Total Debt to Total Capitalization[1]

MRQ Total Debt to Total Capitalization[1] – Data Analytics



Mean[2]
Median[2]
0.0%
0.0%
0.0%
0.0%
7.6%
18.9%
69.0%
4.4%
0.0%
Cloudera
MicroStrategy
TRS Information Technology
Veritone
Domo
Teradata
Gridsum[3]

MRQ Total Debt to Total Capitalization[1] – U.S. & China-Listed Low Growth Software



Mean[2]
Median[2]
0.0%
0.0%
0.0%
1.4%
2.2%
3.7%
3.9%
18.1%
20.4%
22.4%
23.2%
37.7%
69.0%
11.1%
3.8%
eGain
MobileIron
Qiming
QAD
Synchronoss
Synacor
Digiwin Software
Net Element
Pareteum
NetSol
Asure
Benefitfocus
Gridsum[3]

Sources: Capital IQ, Bloomberg and public filings.
Note: No company used for comparative purposes is identical to the Company.
1. *Calculated as Total Debt / (Total Debt + Market Capitalization) as of 9/25/2020.*
2. *Mean and Median calculations exclude Gridsum.*
3. *Total Debt includes accrued interest and extension fees.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 23

Selected Benchmarking MRQ Current Ratio1 Information MRQ Current Ratio1 – Data Analytics 2 Mean 2.8x 2 Median 1.3x 1.3x MicroStrategy TRS Information Technology Cloudera Veritone Teradata Domo Gridsum MRQ Current Ratio1 – U.S. & China-Listed Low Growth Software 2 Mean 3.7x Median2 2.9x 2.6x 1.7x 1.3x 1.5x 1.5x 1.4x 1.3x 1.2x 1.1x 1.0x 1.0x 0.8x 0.3x Benefitfocus Qiming NetSol QAD Digiwin Software eGain MobileIron Pareteum Asure Synacor SynchronossNet Element Gridsum Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Calculated as Current Assets/Current Liabilities. 2. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 24 1.5x 1.3x1.3x1.1x 0.9x 0.3x

Selected Benchmarking Information CY 2018 – CY 2019 Revenue Growth CY 2018 to CY 2019 Revenue Growth – Data Analytics Mean1 1 Median 83.6% 9.8% 19.3% 12.1% 14.4% (2.3%) (24.3%) Gridsum Veritone Domo TRS Information Technology Cloudera MicroStrategy Teradata CY 2018 to CY 2019 Revenue Growth – U.S. & China-Listed Low Growth Software Mean1 Median1 15.0% 14.3% 9.3% 8.9% 6.2% NA 1.7% (1.2%) (1.2%) (3.4%) (4.2%) (5.2%) (5.5%) (15.3%) (24.3%) Gridsum Asure BenefitfocusDigiwin Software eGain MobileIron Net Element NetSol Qiming Synchronoss QAD Synacor Pareteum Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 25 22.3% (12.2%)

Selected Benchmarking Information CY 2019 – CY 2021E Projected Revenue CAGR CY 2019 to CY 2021E Projected Revenue CAGR – Data Analytics 21.5% Mean1 Median1 12.7% 12.7% 11.4% (18.3%) TRS Information Technology Domo Veritone Cloudera Teradata Gridsum MicroStrategy CY 2019 to CY 2021E Projected Revenue CAGR – U.S. & China-Listed Low Growth Software 15.5% Mean1 1 Median 0.5% 0.4% NA NA 0.8% 0.5% (18.3%) Gridsum Digiwin Software eGain MobileIron Net Element NetSol Synchronoss Benefitfocus Asure QAD Synacor Pareteum Qiming Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 26 10.4% 3.2%2.3% (1.0%) (4.2%)(4.3%) (14.9%) 15.4% 8.1% NA (0.8%)

Selected Benchmarking Information LTM Adjusted EBITDA Margin LTM Adjusted EBITDA Margin – Data Analytics Mean1 Median1 25.8% (4.7%) (19.1%) (111.7%) Gridsum TRS Information Technology Teradata MicroStrategy Cloudera Domo Veritone LTM Adjusted EBITDA Margin – U.S. & China-Listed Low Growth Software Mean1 Median1 11.0% 10.8% 8.0% 7.2% 4.6% 4.2% 3.2% 3.7% 0.4% (0.2%) (6.2%) (9.2%) (111.7%) MobileIronGridsum eGain Qiming DigiwinNetSol Software Synacor Benefitfocus QAD Net Element Asure Synchronoss Pareteum Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 27 (14.3%)(14.4%) 9.7%8.3% (17.8%) (44.9%) (95.7%)

Selected Benchmarking Information CY 2020E Adjusted EBITDA Margin CY 2020E Adjusted EBITDA Margin – Data Analytics 1 Mean 29.0% 1 Median 20.5% 19.1% 2.5% 2.5% (141.1%) Gridsum TRS Information Technology Teradata Cloudera MicroStrategy Domo Veritone CY 2020E Adjusted EBITDA Margin – U.S. & China-Listed Low Growth Software Mean 1 Median 1 13.8%13.7% 11.2% 10.9% 10.2% 7.7% 7.4% 5.6% 4.8% 10.2% 9.5% NA NA NA (141.1%) GridsumMobileIron Digiwin Benefitfocus Software Asure eGain NetSol Synchronoss QAD Synacor Net Element Pareteum Qiming Sources: Capital IQ, Bloomberg and public filings. Note: No company used for comparative purposes is identical to the Company. 1. Mean and Median calculations exclude Gridsum. Preliminary and Confidential | Subject to Further Review and Revision 28 10.6% (22.8%) (41.7%)

Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4.

Selected Public Market Observations

Trading Snapshot

Market Trading Overview

(RMB, dollars and ADS in millions, except per ADS values and where otherwise noted)

Public Market Enterprise Value	Current ADS Price as of 9/25/20	Unaffected ADS Price as of 4/30/20
Closing ADS Price	$1.13	$0.63
ADS Equivalents Outstanding [1]	34.6	34.5
Dilutive ADS Equivalents [1]	0.8	1.1
Fully Diluted ADS Equivalents Outstanding	35.4	35.6
Market Value of Equity (USD)	**$39.8**	**$22.4**
USD to RMB Exchange Rate	6.8	7.1
Market Value of Equity (RMB)	**¥271.7**	**¥158.4**
Cash, Cash Equivalents and Restricted Cash [2]	(26.6)	(42.7)
Investments in Associates [2]	(5.0)	(5.0)
Non-Controlling Interests [2]	9.4	9.4
Total Debt [2]	485.5	432.5
Public Market Enterprise Value (RMB)	**¥735.0**	**¥552.6**

Price Per ADS [3]	Current As of 9/25/20	Unaffected As of 4/30/20
10-Day Average	$1.10	$0.54
1-Month Average	$1.06	$0.51
3-Month Average	$0.86	$0.76
6-Month Average	$0.79	$1.25
52-Week High	$2.43	$3.75
52-Week Low	$0.35	$0.35

Implied Multiples	Current ADS Price as of 9/25/20	Unaffected ADS Price as of 4/30/20
Enterprise Value / Revenue		
LTM [2]	2.25x	1.88x

Other Market Information [3]		
90-Day Average Daily Trading Value	$0.4	$0.1
% of Market Value of Equity	*0.88%*	*0.34%*
90-Day Average Daily Trading Volume (in thousands)	379.3	106.8
% of ADS Equivalents Outstanding	*1.10%*	*0.31%*
% of Public Float	*1.73%*	*0.44%*
Total Public Float [4]	21.9	
% of Total ADSs Outstanding	*63.5%*	

Source: Public filings, Capital IQ, Bloomberg.
Note: The above information reflects the most recent publicly available information.

1. Based on publicly available information as of each date. For indications based on ADS price as of 9/25/2020, represents ADS outstanding and dilutive ADS as of 12/31/2019 per the Company's Form 20-F filed on 6/2/2020. For indications based on ADS price as of 4/30/2020, represents ADS outstanding as of 9/30/2019 per the Company's 6-K filed on 12/23/2019 and dilutive ADS as of 12/31/2018 per the Company's 20-F filed 4/24/2019.
2. Per public filings' income statements and balance sheets as of 12/31/2019 for ADS price as of 9/25/2020 and as of 9/30/2019 for unaffected ADS price as of 4/30/2020.
3. Per Capital IQ as of 9/25/2020 and 4/30/2020, respectively.
4. Total public float represents Total ADSs Outstanding less the Buyer Group and other Inside Shareholders.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 30

Selected Public Market Observations Relative Total Shareholder Return Relative Total Shareholder Returns Prior to Proposal Since Proposal (5/1/20 – 9/25/20) 75% 50% 25% 17.0% 0% 38.4% 44.9% -25% -50% -75% 13.6% -100% Apr-18 Jun-18Aug-18Oct-18 Dec-18Feb-19Apr-19 Jun-19Aug-19Oct-19 Dec-19Jan-20Mar-20 May-20 Jul-20 Sep-20 Gridsum Index Data Analytics Index U.S. & China Listed-Low Growth Software Index MSCI World Index Source: Bloomberg as of 9/25/2020. Preliminary and Confidential | Subject to Further Review and Revision 31 1-Year 2-Year Total Return Total Return 4/30/19 - 4/30/20 4/30/18 - 4/30/20 Gridsum Index (82.9%) (87.5%) Data Analytics Index (18.9%) (26.3%) U.S. & China-Listed Low Growth Software Index (32.8%) (36.5%) MSCI World Index (3.5%) 3.4%

Selected Public Market Observations ADS Price and Earnings Performance (dollars in millions, except ADS price and per ADS data) FutureX Proposal1 2019 Proposal Proposal $14.00 $12.00 $10.00 $8.00 $6.00 $4.00 $2.00 FY17 and 1H18 $0.00 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Trading Price Earnings Release Dates Sources: Capital IQ as of 9/25/2020, public filings. 1. Represents proposal from FutureX received on 5/8/2018 for $8.70/ADS. Preliminary and Confidential | Subject to Further Review and Revision 32 Earnings Release Date 11/28/171/7/194/24/196/24/199/9/1912/23/196/2/2020 Results as of Date 9/30/20176/30/201812/31/20183/31/20196/30/20199/30/201912/31/2019 Reported LTM Revenue $79.1$62.7$53.3$53.3$45.2$40.6$46.9 Reported LTM EBIT ($15.0)($80.2)($96.1)($96.1)($97.4)($81.3)($76.9) Reported Cash Balance $38.8$9.1$13.5$5.8$9.5$6.0$3.8 VWAP – 15 Days Prior to Announcement $9.50$2.52$3.28$3.14$2.10$1.96$0.83 VWAP – 15 days Post Announcement $8.62$1.74$3.62$2.82$1.81$1.41$0.94 11/28/17: Reported 3Q17 earnings 4/24/19: Reported FY18 Results 1/7/19: Reported6/24/19: Reported 1Q19 Earnings results 9/9/19: Reported12/23/19: 2Q19 EarningsReported 3Q19 Earnings 6/2/20: Reported 4Q19 Earnings

Selected Public Market Observations Timeline and ADS Trading History Failed to report quarterly or annual results for the period from Q4 2017 through Q4 Closing ADS Price (US $) Daily Volume (MMs) 2018 until filing on 1/7/19 due to material weakness in internal financial reporting controls 4.0 3.5 3.0 2.5 2.0 1.5 1.0 0.5 0.0 $14.00 $12.00 $10.00 $8.00 $6.00 $4.00 $2.00 $0.00 B A affected Closing Price = $0.631 E C D F H L Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Mar-19 Jun-19 Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Daily Trading Volume Trading Price Unaffected Closing ADS price as of 4/30/2020 Selected Events develop an IIoT cloud platform in Shandong Province estimate of (0.08) services to help Lululemon expand its online presence and its business in China FutureX Innovation SPC with a principal value of US$40 million from FutureX proposing to acquire all outstanding shares of the Company for filing its 20-F for CY 2017 and had missed the 10/29/2018 deadline for its Sources: Public information, Capital IQ. 1. Per Capital IQ as of 9/25/2020. Preliminary and Confidential | Subject to Further Review and Revision 33 Event Date Comment A 11/15/17 Announced strategic cooperation agreement with Tencent Cloud to jointly B 11/28/17 Reported Q3 2017 earnings of ($0.15) per ADS, missing consensus mean C 1/3/18 Signed Lululemon as a new client, providing AI-driven marketing automation D 5/1/18 Reported that it had entered into a convertible note purchase agreement with E 5/8/18 Announced that its Board had received a preliminary non-binding proposal letter $8.70 per share F 10/29/18 Received letter from Nasdaq notifying the Company that it remains delinquent in previously granted extension to file Event Date Comment G 12/17/18 The Company’s Audit Committee investigation spurred on by concerns raised by former auditor PwC was unable to reach conclusions on issues relating to documentation issues for certain expense items. H 1/7/19 Filed annual report for FY17 and interim report for 1H18, reporting earnings of per ADS of ($0.89) in 1H18 compared to ($0.58) in the comparable period of 2017 I 2/13/19 Announced strategic partnership with New H3C Group to build a platform to promote transformation and digitalization of industrial enterprises J 7/16/19 Received a non binding proposal from select management members and Hammer Capital to acquire the outstanding shares of the Company for $3.80 per share K 5/1/20 Received a revised non-binding proposal from a consortium comprised of select management members, Shenzhen Qianhai Banyan Capital Investment & Management Co. Ltd, and Hangzhou Yutao Capital Co., Ltd to acquire the outstanding shares of the Company for $2.00 per share L 6/2/2020 Reported Q4 2019 earnings of ($0.53) per ADS compared to ($0.63) in the comparable period in 2018 Un ADS G I J K

Selected Public Market Observations

Selected Historical Trading Activity

Historical VWAP (Prior to Proposal (5/1/2020))[1]

(dollars per share)

1-Day	10-Day	20-Day	30-Day	3-Month	6-Month	9-Month	12-Month
$0.64	$0.54	$0.50	$0.51	$0.59	$0.91	$1.08	$1.56

Twelve Months Prior to Proposal (5/1/2020)

Total Volume: 17.4 million
Average VWAP[1]: $1.56



100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
43.5%
20.3%
27.8%
8.4%
$0.00 - $0.99
$1.00 - $1.99
$2.00 - $2.99
$3.00 - $3.99

Nine Months Prior to Proposal (5/1/2020)

Total Volume: 13.1 million
Average VWAP[1]: $1.08



100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
57.9%
27.0%
15.1%
0.0%
$0.00 - $0.99
$1.00 - $1.99
$2.00 - $2.99
$3.00 - $3.99

Six Months Prior to Proposal (5/1/2020)

Total Volume: 11.1 million
Average VWAP[1]: $0.91



100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
67.8%
25.8%
6.5%
0.0%
$0.00 - $0.99
$1.00 - $1.99
$2.00 - $2.99
$3.00 - $3.99

Three Months Prior to Proposal (5/1/2020)

Total Volume: 7.9 million
Average VWAP[1]: $0.59



100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
96.1%
3.9%
0.0%
0.0%
$0.00 - $0.99
$1.00 - $1.99
$2.00 - $2.99
$3.00 - $3.99

Source: Bloomberg as of 9/25/2020.
1. Based on VWAP over specified period (1-Day, 10-Day, 20-Day, 30-Day, three months, six months, nine months, or twelve months). Reference to "Day" is based on trading days and reference to "Month" is based on calendar months.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 34

Selected Public Market Observations Trading Volume and Float Data Public Float / Shares Outstanding 98.8% 93.0% 89.6% 87.6% 85.3% 78.6% 73.6% 63.5% 90 – Day Average Daily Value Traded (dollars in millions) $77.7 $33.1 $17.4 $9.9 $0.4 Source: Capital IQ as of 9/25/2020. Preliminary and Confidential | Subject to Further Review and Revision 35 $63.7 $26.5$27.3 $20.0 $15.1$12.7 $1.1$4.7 $15.1 $7.1 $2.8$0.1$0.9$2.4 $0.4$2.2 Data Analytics U.S. & China-Listed Low Growth Software 78.9% 78.2% 80.9% 76.9% 80.0%79.7% 71.4% 62.6% 46.1%48.1% 69.3% 56.7% 42.2% Data Analytics U.S. & China-Listed Low Growth Software

Selected Public Market Observations Trading Volume and Float Data (cont.) 90 – Day Average Daily Volume / Shares Outstanding 32.5% 2.2% 1.9% 1.7% 1.3% 1.2% 1.2% 1.1% 1.0% 1.1% 90 – Day Average Daily Volume / Public Float 37.0% 2.4% 1.9% 1.5% 1.1% Source: Capital IQ as of 9/25/2020. 1. Net Element’s volume traded reflects heightened activity following its announcement on 6/15/20 that it had entered into a letter of intent to merge with Mullen Technologies. Preliminary and Confidential | Subject to Further Review and Revision 36 11.4% 10.4% 4.7%4.8% 1.6%1.3% 0.5%1.1%0.5% 4.8% 1.1%1.6% 1.6%1.7% 1.3%1.7% Data Analytics U.S. & China-Listed Low Growth Software 7.1% 4.4%3.5% 3.8% 0.8%1.0% 0.4%1.0%0.3% 0.7%1.4% Data Analytics U.S. & China-Listed Low Growth Software

Selected Public Market Observations

Ownership Summary

(shares and ADS in millions)

	Class A Shares	+	Class B Shares [1][2]	=	Total Shares	ADS Equiv [3]	Economic Ownership [1]	Voting Ownership [2]	Unaffiliated Ownership
Buyer Consortium									
Chairman [4]	4.5		3.3		7.8	7.8	22.5%	64.4%	
COO [5]	--		1.4		1.4	1.4	4.0%	1.8%	
Hammer Capital Private Investments [6]	--		3.1		3.1	3.1	9.0%	4.1%	
Buyer Consortium Holdings	**4.5**		**7.8**		**12.3**	**12.3**	**35.5%**	**70.4%**	
Other Directors and Insiders	--		0.3		0.3	0.3	0.9%	0.4%	
Buyer Consortium & Other Directors and Insiders	**4.5**		**8.1**		**12.6**	**12.6**	**36.4%**	**70.8%**	
Other Holdings									
Steamboat Venture Asia	--		3.5		3.5	3.5	10.0%	4.6%	15.8%
Goldman Sachs	--		2.2		2.2	2.2	6.4%	2.9%	10.0%
Quantum Strategic Partners	--		2.0		2.0	2.0	5.8%	2.7%	9.2%
Nokia Growth Partners II	--		1.0		1.0	1.0	3.0%	1.4%	4.7%
Other Public Holdings	--		13.3		13.3	13.3	38.3%	17.6%	60.3%
Total Ordinary Shares/ADS [7]	**4.5**		**30.1**		**34.7**	**34.7**	**100.0%**	**100.0%**	**100.0%**

Economic Ownership %



Other Public Holdings 38.4%
Buyer Consortium 35.5%
Other Directors and Insiders 0.9%
Steamboat Venture Asia 10.0%
Nokia Growth Partners II 3.0%
Quantum Strategic Partners 5.8%
Goldman Sachs 6.4%

Voting Ownership %



Other Public Holdings 17.6%
Other Directors and Insiders 0.4%
Nokia Growth Partners II 1.4%
Quantum Strategic Partners 2.7%
Buyer Consortium 70.4%
Goldman Sachs 2.9%
Steamboat Venture Asia 4.6%

Source: Capital IQ as of 9/25/2020, public filings, Company management.

1. Class A shares are convertible 1:1 to Class B shares; as such, economic ownership % is calculated based on total shares held by each party.
2. Class A shares are entitled to 10 votes and Class B shares are entitled to one vote.
3. Each ADS is equivalent to 1 Class B share, per Company management and public filings.
4. Represents shares owned by Mr. Qi and through his affiliates, Generation Gospel Limited and Fairy Spirit Limited.
5. Represents shares owned by Mr. Guofa and his affiliate, Garden Enterprises Limited.
6. Does not include 4.3 million Class B ordinary shares that Hammer Capital Private Investments is entitled to acquire upon exercise of the warrants to purchase ordinary shares, including 0.7 million Class B ordinary shares underlying the warrants that are not issuable due to a "beneficial ownership limitation" included in the warrants.
7. Based on ordinary share count as of 6/30/2020 per Company management.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 37

Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4.

Illustrative Selected Projected Financial Information

Projections Comparison: Remain Public vs Go Private

Company management believes the best way to monetize its existing data analytics IP is to try to capture market share in its IIoT and Legal & Audit segments, which Chinese regulatory authorities have essentially deemed off-limits to foreign companies such as Gridsum. Company management has developed two sets of financial projections based on a scenario where the Company remains public, the "Financial Projections", and a "Go Private" scenario. In the Financial Projections, the Company is severely limited from growing its e-Government and Other business; while in the "Go Private" scenario, the Company is able to grow its e-Government and Other business through expansion of existing relationships and new customers. However, Company management has asserted that the financial projections based on the "Go Private" scenario are not achievable if the Company remains public, given the aforementioned regulatory issue. A comparison of the two projections scenarios are shown below.

(RMB in millions)

Enterprise Revenue


¥116 ¥116
¥128 ¥128
¥154 ¥154
¥183 ¥183
¥219 ¥219
¥261 ¥261
2020E
2021E
2022E
2023E
2024E
2025E
Financial Projections
Go Private Case

e-Government & Other Revenue

If the Company is taken private, it will not be restrained from growing its IIoT and Legal & Audit business as it will not be prohibited by recent Chinese regulations. The Company secured certain contracts in 2H 2019 based on this assumption and Company management indicated that the Company will lose these contracts if it remains public.


¥161 ¥161
¥94
¥256
¥103
¥358
¥112
¥436
¥121
¥534
¥130
¥659
2020E
2021E
2022E
2023E
2024E
2025E
Financial Projections
Go Private Case

Total Revenue[1]

See e-Government & Other Revenue note.


¥271 ¥271
¥218
¥376
¥252
¥502
¥289
¥607
¥333
¥738
¥384
¥902
2020E
2021E
2022E
2023E
2024E
2025E
Financial Projections
Go Private Case

EBITDA

As a result of the Company's liquidity concerns and expected inability to generate positive cash flows over the next few years, Company management estimates the Company will have a negative cash balance throughout the entire forecast period in both cases.


(¥383)
(¥372)
(¥143)
(¥144)
(¥12)
¥27
¥27
¥99
¥51
¥155
¥77
¥204
2020E
2021E
2022E
2023E
2024E
2025E
Financial Projections
Go Private Case

Projected Cash Balance[2]

	2020E	2021E	2022E	2023E	2024E	2025E
Financial Projections	(¥336.4)	(¥532.4)	(¥558.8)	(¥530.1)	(¥479.2)	(¥425.3)
Go Private Case	(¥433.6)	(¥526.9)	(¥496.1)	(¥346.9)	(¥283.5)	(¥63.9)

Source: Company management.

1. *Total Revenue is the sum of Enterprise and e-Government & Other Revenue, less business tax and surcharges.*
2. *Represents expected cash, cash equivalents and restricted cash as of December 31 of each respective year per Company management.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 39

Illustrative Selected Historical & Projected Financial Information

Go Private Case

(RMB in millions)

	Fiscal Year Ended December 31,			LTM Ended	Fiscal Year Ending December 31,						CAGR	CAGR
	2017	2018	2019	6/30/2020	2020E	2021E	2022E	2023E	2024E	2025E	2019 to 2025E	2020E to 2025E
Enterprise Revenue [1]	¥377.0	¥387.6	¥258.9	¥222.6	¥115.9	¥128.0	¥153.8	¥183.4	¥218.9	¥261.4	0.2%	17.7%
e-Government and Other Revenue	102.2	53.1	71.8	108.4	161.0	256.1	358.4	436.2	534.4	658.9	44.7%	32.6%
Less: Business Tax and Surcharges [2]	(9.7)	(9.4)	(4.1)	(3.4)	(5.5)	(7.7)	(10.2)	(12.4)	(15.1)	(18.4)		
Revenues, Net	**¥469.5**	**¥431.2**	**¥326.6**	**¥327.5**	**¥271.4**	**¥376.5**	**¥502.0**	**¥607.2**	**¥738.3**	**¥901.9**	**18.4%**	**27.1%**
Growth %	*29.1%*	*-8.2%*	*-24.3%*		*-16.9%*	*38.7%*	*33.3%*	*21.0%*	*21.6%*	*22.2%*		
Cost of Revenues	(94.6)	(100.9)	(77.4)	(84.1)	(51.2)	(58.4)	(70.7)	(83.7)	(99.4)	(118.7)		
Gross Profit	¥374.9	¥330.4	¥249.2	¥243.4	¥220.1	¥318.1	¥431.3	¥523.6	¥638.8	¥783.1	21.0%	28.9%
Margin %	*79.8%*	*76.6%*	*76.3%*	*74.3%*	*81.1%*	*84.5%*	*85.9%*	*86.2%*	*86.5%*	*86.8%*		
Sales and Marketing Expenses	(192.4)	(166.2)	(144.4)	(117.9)	(113.0)	(127.7)	(152.5)	(179.9)	(215.8)	(260.3)	10.3%	18.2%
Research and Development Expenses [3]	(257.9)	(533.6)	(320.4)	(232.0)	(304.2)	(206.9)	(173.8)	(187.7)	(227.1)	(277.0)	-2.4%	-1.9%
General and Administrative Expenses [4]	(143.7)	(182.3)	(319.7)	(293.8)	(208.7)	(151.2)	(108.9)	(92.6)	(83.3)	(91.6)	-18.8%	-15.2%
Depreciation and Amortization [5]	31.5	34.7	35.3	42.1	34.1	23.7	30.6	35.8	42.1	49.6		
EBITDA	**(¥187.7)**	**(¥517.0)**	**(¥500.0)**	**(¥358.3)**	**(¥371.7)**	**(¥144.0)**	**¥26.8**	**¥99.3**	**¥154.7**	**¥203.8**	**NMF**	**NMF**
Margin %	*-40.0%*	*-119.9%*	*-153.1%*	*-109.4%*	*-137.0%*	*-38.2%*	*5.3%*	*16.4%*	*21.0%*	*22.6%*		
Growth %		*NMF*	*NMF*		*NMF*	*NMF*	*NMF*	*271.1%*	*55.7%*	*31.8%*		
Depreciation and Amortization [5]	(31.5)	(34.7)	(35.3)	(42.1)	(34.1)	(23.7)	(30.6)	(35.8)	(42.1)	(49.6)		
EBIT	**(¥219.2)**	**(¥551.7)**	**(¥535.3)**	**(¥400.4)**	**(¥405.8)**	**(¥167.7)**	**(¥3.9)**	**¥63.5**	**¥112.6**	**¥154.2**	**NMF**	**NMF**
Margin %	*-46.7%*	*-127.9%*	*-163.9%*	*-122.2%*	*-149.5%*	*-44.5%*	*-0.8%*	*10.5%*	*15.3%*	*17.1%*		
<u>Additional Financial Information</u>												
Change in Net Working Capital		¥230.2	¥156.6		(¥51.8)	¥68.5	¥15.9	¥70.6	(¥67.6)	¥42.5		
Capital Expenditures	¥23.0	¥52.3	¥23.4		¥19.0	¥26.4	¥35.1	¥42.5	¥51.7	¥63.1		

Source: Company management.

1. *Enterprise Revenue decreased in 2019 and is expected to further decrease in 2020 primarily due to shift in strategy away from SEM segment due to cash constraints and market dynamics.*
2. *Business Tax and Surcharges represents a 6% fee applied to revenue derived from provisions of certain modern services within the People's Republic of China.*
3. *Research and development expenses increased in 2018 due to substantial front-end load investment in development of the Industrial Internet of Things (IIoT) solutions business.*
4. *General and administrative expenses increased in 2019 due to an ¥121.3 million ($17.8 million) increase in allowance for doubtful accounts, related to COVID-19 adverse impact on customers businesses.*
5. *Company management indicated that historical and CY 2020E depreciation and amortization figures include decoration expense, which is related to the Company's move to a new office location. Thereafter, the Company does not expect to incur any decoration expenses and the figures provided solely consist of depreciation and amortization on fixed and intangible assets.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 40

Page 3 12 19 20 29 38 41 43 1. 2. 3. Executive Summary Financial Analyses Appendices Selected Benchmarking Information Selected Public Market Observations Illustrative Financial Information - Go Private Case Glossary Disclaimer 4.

Glossary of Terms

Definition	Description
Adjusted EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain other non-recurring items
ADS	American Depository Shares
CAGR	Compound Annual Growth Rate
CY	Calendar Year
E	Estimated
EBIT	Earnings Before Interest and Taxes
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
FY	Fiscal Year
H	Half
IIoT	Industrial Internet of Things
LTM	Latest Twelve Months or the Most Recently Completed 12-Month Period for which Financial Information has been Made Public in the case of the Selected Companies
MRQ	Most Recent Quarter
NA	Not Available
NMF	Not Meaningful Figure
PV	Present Value
PRC	People's Republic of China
Q	Quarter
R&D	Research and Development
RMB	Chinese Yuan (Renminbi)
SEM	Search Engine Marketing
SPC	Segregated Portfolio Company
USD	United States Dollar
VWAP	Volume-Weighted Average Price

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 42

Page 3 12 19 43 1. 2. 3. 4. Executive Summary Financial Analyses Appendices Disclaimer

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Gridsum Holding Inc. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the effects of such volatility on the Transaction or the Company and this presentation does not address or purport to address any potential changes or developments in such markets or volatility. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this presentation. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. 44 Preliminary and Confidential | Subject to Further Review and Revision

Disclaimer (cont.) The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warrantsy (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. 45 Preliminary and Confidential | Subject to Further Review and Revision

CORPORATE FINANCE FINANCIAL AND VALUATION ADVISORY FINANCIAL RESTRUCTURING HL.com 46